UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2004

Gas Transmission Northwest Corporation

(Exact name of registrant as specified in its charter)

California	0-25842	94-21354481512922
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 S.W. Fifth Avenue, Suite 900 Portland, OR	97201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 833-4000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 Changes in Control of Registrant

On November 1, 2004, TransCanada Corporation (“TransCanada”), TransCanada Pipeline USA Ltd, and TransCanada American Investments Ltd. completed the acquisition of 100 percent of the common stock of Gas Transmission Northwest Corporation (GTNC) from Gas Transmission Holdings LLC, a wholly-owned subsidiary of National Energy & Gas Transmission, Inc. (NEGT) in accordance with a Stock Purchase Agreement executed February 24, 2004, as revised. TransCanada American Investments Ltd. will hold the common stock of GTNC.

The acquisition was valued at $1.7 billion, including $500 million of assumed debt, and is subject to typical closing adjustments. The transaction was funded through cash resources on hand and commercial paper raised in the Canadian market.

As part of the transaction, a portion of the overall purchase price was paid into an escrow account that will be used to fund existing and potential liabilities of GTNC under certain guarantees that were provided in support of activities of former affiliated companies that continue to be subsidiaries of NEGT.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a) On November 1, 2004, Sanford L. Hartman, John C. Barpoulis and Peter G. Lund each resigned their positions as Directors of GTNC. In addition, P. Chrisman Iribe resigned his position of President and William R. Runge resigned as Chief Financial Officer. Mr. Barpoulis and Mr. Lund served on the Company’s Disclosure Assessment Committee.

(b) Effective November 1, 2004, the sole shareholder elected Richard H. Leehr, Peter G. Lund and Ronald J. Turner to serve as Directors for GTNC. Harold N. Kvisle was appointed Chief Executive Office of the Company; Russell K. Girling, Chief Financial Officer; and Ronald J. Turner, President.

Harold Kvisle is President and Chief Executive Officer of TransCanada. Mr. Kvisle joined TransCanada PipeLines Limited (a wholly-owned subsidiary of TransCanada) in 1999 as Executive Vice-President, Trading and Business Development with responsibility for business development initiatives, with a focus on power and pipeline ventures within the Northern Tier of North America. He was also responsible for TransCanada PipeLine Limited’s marketing and trading activities in power and natural gas.

Russell K. Girling is Executive Vice-President, Corporate Development and Chief Financial Officer of TransCanada. Prior to his current appointment, Mr. Girling was Executive Vice-President and Chief Financial Officer of TransCanada PipeLines Limited.

As Executive Vice-President, Gas Transmission of TransCanada, Mr. Turner is responsible for TransCanada’s gas transmission business, including all wholly and partially owned pipelines in Canada and the United States. Mr. Turner also serves as Chief Executive Officer of TC Pipelines, LP, a NASDAQ-listed limited partnership.

Immediately prior to this appointment, Mr. Turner was Executive Vice-President, Operations and Engineering, responsible for TransCanada’s operations; community, safety and environment; and engineering and procurement for the natural gas transmission and power business.

Richard H. Leehr is President, Portland Natural Gas Transmission System, a TransCanada affiliate. He was previously Vice President of Gulfstream Operations, El Paso Corporation. Mr. Leehr currently serves on the Board of Directors of the Northeast Gas Association.

Peter G. Lund is the acting General Manager of GTNC and has been the Vice President of Pipeline Marketing and Development for the Company since June 1995. In that role, he has been responsible for all commercial aspects of the Company’s pipeline businesses, including customer service, marketing, transportation, gas control, business analysis and business development.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2004	By:	/s/ Russell K. Girling
Russell K. Girling
Executive Vice President, Corporate
Development and Chief Financial Officer